Exhibit 10.13


                              EMPLOYMENT AGREEMENT

         AGREEMENT, made and entered into as of March 1, 2005, by and between THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. (the "Company"), and WILLIAM J. MOSS (the "Employee").

                               W I T N E S S E T H

         In consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

         1. Term of Employment.

         (a) The Employment Period shall commence as of March 1, 2005 and, subject only to the provisions of Sections 6 and 7 below relating to termination of employment, shall continue until the close of business on February 28, 2007 or (ii) such later date as shall result from the operation of subparagraph (b) below (the "Terminal Date").

         (b) Commencing on September 1, 2006, and on the first business day of each month thereafter (such date and each such first business day, the "Renewal Date") the Terminal Date set forth in subparagraph (a) above shall be extended so as to occur six months from the Renewal Date unless either the Company or the Employee shall have given written notice to the other Party on or before such Renewal Date that the Terminal Date is not to be extended.

         2. Duties. The Employee will serve as Vice President, Treasurer or in any other capacity as assigned by the Company and will devote his/her full business time and attention to the affairs of the Company and his/her duties.

         3. Salary and Bonus. The Company will pay the Employee a base salary at an annual rate of not less than $200,000.00, which base salary will not be reduced and will be reviewed periodically (at intervals of not more than twelve
(12) months). The Employee will be eligible to receive annually or otherwise any bonus awards, whether payable in cash, shares of common stock of the Company or otherwise, which the Company, the Compensation Committee of the Board or such other authorized committee of the Board determines to award or grant.

         4. Benefit Programs. The Employee will receive such benefits and awards as the Compensation Committee of the Board shall determine and will be eligible to participate in employee benefit plans and programs of the Company, including, but not limited to, pension and other retirement plans, group life insurance, hospitalization and surgical and major medical coverage, short term disability, vacations and holidays, long-term disability, and such other benefits as are or may be made available from time to time to senior executives of the Company.

         5. Business Expenses. The Employee will be reimbursed for all reasonable expenses incurred by him/her in connection with the conduct of the business of the Company, provided he/she properly accounts therefor in accordance with the Company's policies.

         6. Termination of Employment by the Company.

         6.1 Involuntary Termination by the Company Other Than For Cause. The Company may terminate the Employee's employment at any time and for any reason by giving him/her a written notice of termination to that effect at least 45 days before the date of termination. In the event the Company terminates the Employee's employment for any reason other than for Cause, as provided in
Section 6.2, below, the Employee shall be entitled to the benefits described in
Section 8.

         6.2 Termination for Cause. The Company may terminate the Employee's employment for Cause if (i) the Employee willfully, substantially, and continually fails to perform the duties for which he/she is employed by the Company, (ii) the Employee willfully fails to comply with the reasonable instructions of the Company, (iii) the Employee willfully engages in conduct which is or would reasonably be expected to be materially and demonstrably injurious to the Company, (iv) the Employee willfully engages in an act or acts of dishonesty resulting in material personal gain to the Employee at the expense of the Company, (v) the Employee is convicted of a felony, (vi) the Employee engages in an act or acts of gross malfeasance in connection with his/her employment hereunder, (vii) the Employee commits a material breach of the confidentiality provision set forth in Section 10, (viii) the Employee exhibits demonstrable evidence of alcohol or drug abuse having a substantial adverse effect on his/her job performance hereunder, or (ix) the Employee is unable to carry out his/her duties due to permanent and total disability.

         7. Termination of Employment by the Employee. The Employee may terminate his/her employment at any time and for any reason by giving the Company a written notice of termination to that effect at least 45 days before the date of termination.

         8. Benefits Upon Termination Without Cause. If the Employee's employment shall terminate pursuant to Section 6.1 other than for Cause, the Employee, upon execution of a Confidential Separation and Release Agreement, shall be entitled to the following:

         (a) The Company shall pay to the Employee as a severance benefit for each month during the 12 month period beginning with the month next following the date of termination of the Employee's employment an amount equal to one-twelfth of the sum of his/her annual rate of base salary immediately preceding his/her termination of employment. Each such monthly benefit shall be paid no later than the last day of the applicable month. In the event that the Employee dies before the end of such 12-month period, the payments for the remainder of such period shall be made to the Employee's estate.

         (b) The Company shall pay to the Employee as a bonus for the fiscal year in which the termination occurred an amount equal to a portion (determined as provided in the next sentence) of the bonus that the Employee would actually have received under the Company's annual management incentive bonus plan for the fiscal year of termination of the Employee's employment if his/her employment had not terminated (determined on the basis of his/her actual bonus opportunity and the actual degree of achievement of the applicable performance goals) or, if no bonus opportunity for that year had been established for the Employee at the time of such termination of employment, such portion of the bonus awarded to him/her under the Company's annual management incentive bonus plan for the fiscal year immediately preceding the fiscal year of the termination of his/her employment, with deferred bonuses counting for the fiscal year in which it was earned rather than the year in which it was paid. Such portion shall be determined by dividing the number of days of the Employee's employment during such fiscal year up to his/her termination of employment by 365 (366 if a leap year). Such payment shall be made on or about the date on which bonuses for the applicable fiscal year are paid to executives of the Company generally under the Company's annual management incentive bonus plan, and the Employee shall have no right to any further bonuses under said plan.

         (c) During the period of 12 months beginning on the date of the Employee's termination of employment, the Employee shall remain covered by the medical, dental, vision, life insurance, and, if reasonably commercially available through nationally reputable insurance carriers, long-term disability plans of the Company that covered him/her immediately prior to his/her termination of employment as if he/she had remained in employment for such period. In the event that the Employee's participation in any such plan is barred, the Company shall arrange to provide the Employee with substantially similar benefits (but, in the case of long-term disability benefits, only if reasonably commercially available). Any medical insurance coverage for such 12-month period pursuant to this subsection (c) shall become secondary upon the earlier of (i) the date on which the Employee begins to be covered by comparable medical coverage provided by a new employer, or (ii) the earliest date upon which the Employee becomes eligible for Medicare or a comparable Government insurance program.


         9. Non-Competition. The Employee agrees that during the term of this Agreement and for a period of twelve months following termination of his/her employment, the Employee will not, within any of the geographical areas of the United States or Canada in which the Company is then conducting business (either directly or through franchisees), directly or indirectly, own, manage, operate, control, be employed by, participate in, provide consulting services to, or be connected in any manner with the ownership, management, operation or control of any business similar to any of the types of businesses conducted by the Company to any significant extent during his/her employment or on the date of termination of his/her employment, except the Employee may own for investment purposes up to 1% of the capital stock of any company whose stock is publicly traded, and during such twelve month period following termination of his/her employment the Employee will not contact or solicit employees of the Company for the purpose of inducing such employees to leave the employ of the Company.

         10. Confidential Information and Trade Secrets. The Employee hereby acknowledges that he/she will have access to and become acquainted with various trade secrets and proprietary information of the Company and other confidential information relating to the Company. The Employee covenants that he/she will not, directly or indirectly, disclose or use such information except as is necessary and appropriate in connection with his/her employment by the Company and that he/she will otherwise adhere in all respects to the Company's policies against the use or disclosure of such information.

         11. Arbitration; Injunctive Relief. Any controversy or claim arising out of or relating to this Agreement, directly or indirectly, or the performance or breach thereof, will be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration will be held in New York, New York, or such other place as may be agreed upon at the time by the parties to the arbitration. The parties shall bear their own expenses in connection with any arbitration or proceeding arising out of or relating to this Agreement, directly or indirectly, or the performance or breach thereof; provided, however, that in the event that the Employee substantially prevails, the Company agrees promptly to reimburse the Employee for all expenses (including costs and fees of witnesses, evidence and attorneys fees and expenses) reasonably incurred by him/her in investigating, prosecuting, defending, or preparing to prosecute or defend any action, proceeding or claim arising out of or relating to this Agreement, directly or indirectly, or the performance or breach thereof. The parties acknowledge and agree that a breach of the Employee's obligations under Sections 9 or 10 could cause irreparable harm to Company for which the Company would have no adequate remedy at law, and further agree that, notwithstanding the agreement of the parties to arbitrate controversies or claims as set forth above, the Company may apply to a court of competent jurisdiction to seek to enjoin preliminarily or permanently any breach or threatened breach of the Employee's obligations under Sections 9 and 10.

         12. Deductions and Withholding. All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by the Employee and any deductions and withholdings required by law.

         13. Governing Law. The validity, interpretation and performance of this Agreement will be governed by the laws of the State of New Jersey without regard to the conflict of law provisions.

         14. Severability. If any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision hereof.

         15. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their personal representatives, and, in the case of the Company, its successors and assigns. To the extent the Company's obligations under this Agreement are transferred to any successor or assign, such successor or assign shall be treated as the "Company" for purposes of this Agreement. Other than as contemplated by this Agreement, the Employee may not assign his/her rights or duties under this Agreement.

         16. Continuing Effect. Wherever appropriate to the intention of the Parties hereto, the respective rights and obligations of the Parties, including but not limited to the obligations referred to in Sections 8, 9 and 10, hereof, will survive any termination or expiration of the term of this Agreement.

         17. Entire Agreement. This Agreement supersedes any and all other agreements and understandings between the Parties with respect to the matters addressed in this Agreement.

         18. Amendment and Waiver. No amendment or waiver of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by the Parties, and then such amendment, waiver or consent shall be effective only in the specific instance or for the specific purpose for which such amendment, waiver or consent was given.

         19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has hereunto set his/her hand as of the day and year first above written.


THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

BY:      __________________________

ITS:     __________________________

DATE: __________________________



--------------------------------            ------------------------
WILLIAM J. MOSS                                      DATE